UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175024

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168492

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159425

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-151378

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-126583

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62936

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-44117

MAC-GRAY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	04-3361982
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

404 Wyman Street, Suite 400, Waltham, Massachusetts 02451

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 487-7600

(Former Name or Former Address, if Changed Since Last Report)

The Mac-Gray 2009 Stock Option and Incentive Plan

The Mac-Gray Corporation 2005 Stock Option and Incentive Plan

The Mac-Gray Corporation Amended and Restated 2001 Employee Stock Purchase Plan
The Mac-Gray Corporation 2001 Employee Stock Purchase Plan

The Mac-Gray Corporation 1997 Stock Option and Incentive Plan

(Full title of the plans)

Linda A. Serafini

Vice President, General Counsel and Secretary

Mac-Gray Corporation

404 Wyman Street, Suite 400

Waltham, Massachusetts 02451-1212

(781) 487-7600

(Name,Address and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Mac-Gray Corporation (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)                 Registration Statement No. 333-175024, filed with the Securities and Exchange Commission on June 20, 2011, registering the offer and sale of 1,800,000 shares of the Registrant’s common shares, par value $0.01 per share (the “Common Shares”), issuable pursuant to the Mac-Gray Corporation 2009 Stock Option and Incentive Plan;

(2)                 Registration Statement No. 333-168492, filed with the Securities and Exchange Commission on August 3, 2010, registering the offer and sale of 800,000 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation 2009 Stock Option and Incentive Plan;

(3)                 Registration Statement No. 333-159425, filed with the Securities and Exchange Commission on May 22, 2009, registering the offer and sale of 2,579,176 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation 2009 Stock Option and Incentive Plan;

(4)                 Registration Statement No. 333-151378, filed with the Securities and Exchange Commission on June 3, 2008, registering the offer and sale of 300,000 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation Amended and Restated 2001 Employee Stock Purchase Plan;

(5)                 Registration Statement No. 333-126583, filed with the Securities and Exchange Commission on July 14, 2005, registering the offer and sale of 1,300,000 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation 2005 Stock Option and Incentive Plan;

(6)                 Registration Statement No. 333-62936, filed with the Securities and Exchange Commission on June 13, 2001, registering the offer and sale of 200,000 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation 2001 Employee Stock Purchase Plan; and

(7)                 Registration Statement No. 333-44117, filed with the Securities and Exchange Commission on January 12, 1998, registering the offer and sale of 1,157,982 shares of the Registrant’s Common Shares issuable pursuant to the Mac-Gray Corporation 1997 Stock Option and Incentive Plan.

On January 9, 2014, the Registrant completed its previously announced merger (the “Merger”) with Spin Holdco Inc. (“Spin”) pursuant to the terms of the Agreement and Plan of Merger dated as of October 14, 2013 (the “Merger Agreement”), by and among the Registrant, a Delaware corporation, CSC ServiceWorks Holdings, Inc., a Delaware corporation (“Holdings”), CSC ServiceWorks, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“CSC”), Spin, a Delaware corporation and wholly-owned subsidiary of CSC and CSC Fenway, Inc., a Delaware corporation and a wholly-owned subsidiary of Spin (“Merger Sub”).  As provided in the Merger Agreement, Merger Sub was merged with and into the Registrant, with the Registrant surviving in the Merger as a wholly-owned subsidiary of Spin.  As a result of the Merger, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, in the Commonwealth of Massachusetts, on this 13th day of January, 2014.

Mac-Gray Corporation

By:	/s/ Linda A. Serafini
Linda A. Serafini
Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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